Exhibit 99.1

KKR APPOINTS JOE BAE AND SCOTT NUTTALL AS CO-PRESIDENTS AND CO-CHIEF OPERATING OFFICERS

Joe Bae, Scott Nuttall Join the Board of Directors for KKR & Co. L.P.

NEW YORK, July 17, 2017 – KKR & Co. L.P. (together with its affiliates, “KKR”) today announced the expansion of its executive leadership team with the appointment of Joe Bae and Scott Nuttall as Co-Presidents and Co-Chief Operating Officers of KKR and members of KKR’s Board of Directors.  Henry Kravis and George Roberts will continue to lead the firm they founded as Co-Chairmen and Co-Chief Executive Officers.

In their new roles, Mr. Nuttall and Mr. Bae will jointly be responsible for the day-to-day operations of KKR.

Henry Kravis and George Roberts, Co-Chairmen and Co-CEOs of KKR, stated:  “Today’s announcement is about the future and ensuring we have the right team and leadership structure to serve our clients and partners for decades to come.”

“Having joined the firm together over 20 years ago, Joe and Scott have a strong foundation of trust, professional respect and personal friendship that is critical for success.  They think and act globally, they embody KKR’s core values, and they are two of our most accomplished business leaders, with proven track records of managing large teams, building new businesses and driving value for our fund investors and our public unitholders,” Messrs. Kravis and Roberts said.

Under the new leadership structure, Mr. Bae and Mr. Nuttall will be jointly responsible for the execution and implementation of KKR’s strategy, but will have different areas of primary responsibility.  Mr. Bae will focus on KKR’s global private equity businesses as well as the Firm’s real asset platforms across energy, infrastructure and real estate private equity.  Mr. Nuttall will concentrate on KKR’s corporate and real estate credit, capital markets, hedge fund and capital raising businesses together with the firm’s corporate development, balance sheet and strategic growth initiatives.

Joe Bae and Scott Nuttall stated: “KKR is a truly special firm and we are honored to join Henry and George as part of the executive leadership team to help lead KKR in its next stage of growth and development.”

As part of this transition, Alex Navab announced he is planning to step down from his role as Head of Americas Private Equity and retire from KKR after an orderly transition.

Commenting on this, Henry Kravis and George Roberts said, “Alex has been an outstanding investor and a remarkable leader of our flagship Americas private equity business over the last decade. He has built a strong team of investors and led many successful investments over the course of his 24-year career at KKR. We thank Alex for his many contributions and know his management and investment capabilities will benefit any enterprise he joins.”

Separately and unrelated, KKR Chief Administrative Officer Todd Fisher announced his intention to depart from KKR at the end of the year to pursue a second career outside the investment arena.

“Todd has been a deeply committed and highly effective leader and investor who will leave a lasting mark on the firm.  We appreciate all he has done to make KKR what it is today and have no doubt he will make an equally profound impact in whatever new career he pursues,” Henry Kravis and George Roberts said.

About Joe Bae

Joseph Y. Bae, 45, is the Co-President and Co-Chief Operating Officer of KKR. He joined KKR in 1996. Most recently, he was the Managing Partner of KKR Asia and the Global Head of KKR’s Infrastructure and Energy Real Asset businesses. Mr. Bae has been the architect of KKR’s Asian expansion since 2005 and has helped KKR build the largest and most successful Asia-Pacific platform in the market. He is the Chairman of KKR’s Asia and Americas Private Equity Investment Committees and serves on KKR’s European Private Equity, Growth Equity, Energy, Infrastructure, Real Estate and Special Situations Investment Committees.  He is also a member of KKR’s Risk Management Committee and Inclusion and Diversity Council.

Prior to KKR, Mr. Bae worked for Goldman, Sachs & Co. in its Principal Investment Area, where he was involved in a broad range of merchant banking transactions. He has a B.A., magna cum laude, from Harvard College. Mr. Bae serves on the boards of a number of non-profit educational and cultural institutions including, as a Trustee for Phillips Andover Academy, the Global Advisory Council at Harvard University, a Board member of Lincoln Center, The Asia Society and the Asia Art Archives.

About Scott Nuttall

Scott C. Nuttall, 44, is the Co-President and Co-Chief Operating Officer of KKR. He joined KKR in 1996. Most recently, he was the head of KKR’s Global Capital and Asset Management Group, where he was responsible for overseeing KKR’s Public Markets & Distribution businesses, which includes Credit, Capital Markets, Hedge Funds and our Client & Partner Group. He has played a significant role in driving the strategic development of KKR for the last 15 years, including his leadership on KKR’s public listing, developing the firm’s balance sheet strategy, helping build KKR’s platforms in the credit and hedge fund space and creating the firm’s capital markets and capital raising businesses. Mr. Nuttall also serves on KKR’s Balance Sheet Committee and the firm’s Inclusion and Diversity Council. He is currently a member of the board of directors of First Data Corporation, a KKR portfolio company.

Prior to joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum-laude, from the University of Pennsylvania. He has served on the board of various non-profit institutions with a particular focus on education, most recently as Co-Chairman of Teach for America - New York.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world‐class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE:KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

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